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                                                           Draft for discussion
                                                                  Purposes only


FOR IMMEDIATE RELEASE


October 8, 2003


Contact:

Richard F. Bonini                                       Mario S. Levis
Senior Executive Vice President                         Senior Executive Vice
and Chief Financial Officer                             President and Treasurer
Tel. (212) 329-3728                                     Tel. (787) 474-6707


                DORAL FINANCIAL CORPORATION ANNOUNCES SALE OF AN
            ADDITIONAL $45 MILLION OF ITS 4.75% PERPETUAL CUMULATIVE
              CONVERTIBLE PREFERRED STOCK PURSUANT TO EXERCISE OF
                      OPTION GRANTED TO INITIAL PURCHASERS

         San Juan, October 8, 2003 -Doral Financial Corporation (NYSE:DRL), announced today that it had sold 180,000 additional shares of its 4.75% Perpetual Cumulative Convertible Preferred Stock (liquidation preference $250 per share) at an aggregate price to the ultimate purchasers of $45 million in a private offering to qualified institutional buyers pursuant to Rule 144A. The shares were sold pursuant to an option granted in conjunction with the sale to the initial purchasers of 1,200,000 shares of preferred stock that, as previously announced, closed on September 29, 2003.

         The preferred stock, and the common stock to be issued on the conversion of the preferred stock, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from registration under the Securities Act of 1933, as amended.


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October 8, 2003
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         This press release does not constitute an offer to sell, or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.